Exhibit 99.1

LA JOLLA PHARMACEUTICAL COMPANY
ANNOUNCES COMMON STOCK OFFERING

     SAN DIEGO, CA, February 20, 2004 – La Jolla Pharmaceutical Company announced today that it has agreed to sell 8,695,653 shares of its common stock in an underwritten public offering. Pursuant to the terms of the underwriting agreement, the shares will be offered to the public at a price per share of $3.15. The Company also granted the underwriter a 30-day option to purchase an additional 1,304,347 shares to cover over-allotments. All of the shares are being offered by the Company.

     Pacific Growth Equities, LLC is acting as underwriter for the offering. A copy of the prospectus and accompanying prospectus supplement relating to the offering can be obtained from Pacific Growth Equities, LLC at One Bush Street, San Francisco, CA 94104. The offering was made pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission.

     La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases including lupus and antibody-mediated thrombosis.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from current expectations. The prospectus and prospectus supplement contain important information, and potential investors are urged to read these documents and other relevant documents filed with the Securities and Exchange Commission.